United America Indemnity, Ltd.
Walker House
87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman

March 4, 2005

Mr. David R. Bradley
50 Mohawk Drive
West Hartford, CT 06117

Dear David:

This letter sets forth the terms and conditions of our agreement regarding your separation of employment from United America Indemnity, Ltd. (the “Company”) and its affiliates. Reference is made to the letter dated November 7, 2003 to you from the Company’s predecessor, United National Group, Ltd. (the “Letter Agreement”).

Separation:	Your separation will be effective as of February 7, 2005 (the “Separation Date”).

Compensation/

Benefits:	You will continue to earn base salary until the
Separation Date. You will be eligible to receive
six (6) monthly installments of $37,500 beginning
on the first day of the month following the
expiration of the Revocation Period (as defined
below), without your revocation of this letter,
and any other amounts owed by the Company to you.
While you are receiving such payments you will
continue to receive coverage under the Company’s
group health plans as if you were employed by the
Company, to the extent permitted under such
plans. If your continued participation is not so
permitted, you may elect COBRA coverage and the
Company will reimburse you for up to six months
of COBRA coverage. When you no longer remain
eligible for coverage as an active employee, you
will be provided under separate cover forms by
which you may elect COBRA continuation coverage
with respect to group health coverage offered by
the Company and conversion coverage with respect
to any life insurance benefits offered by the
Company. You will also receive a bonus of
$175,000 with respect to 2004, to be paid to you
within seven (7) days following the end of the
Revocation Period (as defined below), without
your revocation of this letter. All payments
hereunder shall be subject to applicable taxes
and withholding.

Equity:	You own 33,333 shares of common stock in the
Company and are fully vested in 10,833 options to
purchase the Company’s common shares with a $17
strike price (subject to the terms of the
original grant). The Company and Fox Paine &
Company, LLC shall seek to have your shares of
common stock removed from the scope of the
Management Shareholders’ Agreement dated as of
September 5, 2003 by and among the Company and
the investors who are signatories thereto.

Covenants:	You will continue to be subject to the
non-compete, non-solicit, no-hire and
confidentiality restrictions contained in the
Letter Agreement for a period of six (6) months,
with such period beginning at the end of the
Revocation Period (as defined below).

Non-Disparagement:	You agree that you will not at any time disparage
or encourage or induce others to disparage the
Company or call into question the business
operations, status or reputation of the Company.
For the purposes of this paragraph, the term
“disparage” includes, without limitation,
comments or statements to the press and/or media
or any individual or entity with whom the Company
has a business relationship that may adversely
affect in any manner (i) the conduct of the
business of the Company (including, without
limitation, any business plans or prospects) or
(ii) the business reputation of the Company or
the quality, standing or character of any of the
Company’s services or products.

For purposes of this section and the “Release,”
“Other Agreements,” and “Miscellaneous” sections
below, the definition of “Company” shall include
Fox Paine & Company, LLC and its affiliated
entities, including without limitation Fox Paine
Capital Fund, L.P., FPC Investors, L.P., Fox
Paine Capital, LLC, Fox Paine Capital Fund II GP,
LLC, Fox Paine Capital Fund II, L.P., Fox Paine
Capital Fund II International, L.P., Fox Paine
Capital Fund II Co-Investors International, L.P.,
FPC Investment GP, and all corporate entities
that are partners in any such related entities
and each of their past and present directors,
members, managers, officers, employees, servants,
divisions, owners, shareholders and successors
(including, without limitation, Saul Fox, Troy
Thacker and Michael McDonough), and all
affiliates of the foregoing.

The Company’s “Control Group” agrees not to disparage or encourage or induce others to disparage you; provided that the foregoing shall not limit any truthful responses that the Company or any member of the Control Group may make as a result of any (i) statutory or contractual reporting obligations, (ii) any judicial or administrative proceeding, or (iii) as a defense to any claim, action or allegation raised by you. For purposes of this paragraph, “Control Group” shall mean any member of the Board and the Company’s CEO, CFO and executives of the senior vice president level, and “disparage” shall mean to disparage your status, responsibilities or performance while at the Company.

Release: You agree to fully release the Company and its affiliates and each of their past and present employees, officers, members, shareholders and directors thereof from any claims that you have had or may ever have against the Company (including, without limitation, any claims arising under “ADEA” as defined below, or any state or local law respecting employment discrimination on the basis of age or other protected status). Should you later choose to pursue a claim against the Company or violate the terms of this letter in any way, you agree that such action would irreparably damage the Company that the Company would be entitled to an injunction to cease such a proceeding and to indemnification by you of any costs (including reasonable attorneys’ fees) incurred relating to such a proceeding. Notwithstanding the foregoing, you understand and confirm that you are entering into this agreement (with its covenant not to sue and waiver and release) voluntarily and knowingly, and the covenant not to sue shall not affect your right to claim otherwise with respect to your rights under the Age Discrimination in Employment Act (“ADEA”). In addition, the first two sentences of this paragraph shall not apply to any action challenging the validity of a waiver or release in this letter of a claim under ADEA.

The Company hereby agrees to fully release you from any claims known as of the date hereof that it may have against you; provided that you shall not be released from any claims arising from your fraudulent or gross misconduct or engagement in any criminal activity; provided further that claims “known” to the Company shall be limited only to matters actually known to Messrs. Saul Fox, Troy Thacker and Kevin Tate as of the date hereof.

Other Agreements: Miscellaneous: Effectiveness:	You agree that this letter constitutes the entire
agreement between you and the Company with respect
to the matters addressed herein and may not be
altered or modified other than in a writing signed
by you and the Company. Furthermore, except as
otherwise provided herein, the Company and you
agree that the Letter Agreement has been
terminated in all respects as of the Separation
Date; provided that the arbitration provisions of
the section captioned “Miscellaneous” of the
Letter Agreement, as well as any other
confidentiality, non-compete or non-solicit
agreements to which you have agreed shall continue
in effect and govern any dispute between the
parties arising under this letter. The Company
agrees that you will continue to be eligible for
D&O insurance coverage to the extent then
applicable and for indemnification under the
Company’s by-laws and charter with respect to
claims brought against you in connection with your
service and activities as an officer, director or
employee of the Company, to the fullest extent
permitted under the Company’s by-laws and charter
(or applicable insurance policy). This provision
shall survive and is not discharged or released by
the earlier provisions of this paragraph.
You agree to cooperate in executing any necessary
documents (including Annex A) to effectuate your
separation and to assist the Company with any
outstanding matters with which you were involved
during your employment with the Company and to
return any Company property in your possession to
the Company as soon as possible. You agree that
any work you did for the Company while employed is
“work for hire” and therefore the property of the
Company and you agree to keep this letter and any
confidential information regarding the Company
confidential. This letter shall be governed by
the laws of Pennsylvania without regard to
conflict of law principles of such state.
You have reviewed the terms of this letter and you
confirm that you have had the opportunity to
confer with an attorney of your own choosing with
respect to the terms of this letter. You
acknowledge that you were advised that you could
take up to twenty-one (21) days from the date this
letter was given to you to review this letter and
decide whether you would enter into this letter.
To the extent that you have elected to enter into
this letter prior to such time, you have done so
voluntarily, and have knowingly waived such
twenty-one (21) day review period. You may revoke
your assent to the terms of this letter for a
period of seven (7) calendar days after its
execution (the “Revocation Period”), by delivery
of a notarized written notice of revocation prior
to 5:00 p.m. on the last day comprising the
Revocation Period to the Company at its Bala
Cynwyd address, Attn: General Counsel. This
letter shall become irrevocable automatically upon
the expiration of the Revocation Period if you do
not revoke it in the aforesaid manner; provided
that the foregoing shall not apply to your
separation of employment from the Company, which
shall be effective as of the Separation Date.

Please acknowledge your acceptance to the matters described above and return this letter (and the attached Annex A) to the Company at its Bala Cynwyd address, Attn: General Counsel.

Very truly yours,

UNITED AMERICA INDEMNITY, LTD.

By:	/s/ Richard S. March

General Counsel

Agreed to and accepted:

/s/ David R. Bradley
David R. Bradley
Date: March 4, 2005

ANNEX A

March 4, 2005

Saul Fox, Chairman
United America Indemnity, Ltd.
Walker House
87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman

Dear Saul:

Effective as of February 7, 2005, I hereby resign as Director and Chief Executive Officer of United America Indemnity, Ltd. (the “Company”) and from all other positions I hold with the Company and any of its affiliates and/or subsidiaries, including without limitation, the following:

•	Director of Wind River Insurance Company (Barbados) Ltd.;

•	Director of Wind River Insurance Company, Ltd.;

•	Director of Wind River Services, Ltd.; and

•	Alternate Director of U.A.I. (Gibraltar) Limited.

Sincerely,

David R. Bradley